22118 20th Ave. SE, Suite 142
Bothell, WA 98021
Telephone 425.424.3324

Exhibit 10.1
April 18, 2008

Stephen Wilson
PO Box 779
Woodinville WA 98072

RE:       Employment with Neah Power Systems, Inc.

Dear Mr. Wilson

We are extremely impressed with your qualifications and enthusiasm, and are confident that you will be a great addition to our growing team. Accordingly, we are pleased to offer you a full-time employment position with Neah Power Systems, Inc. This letter serves as our formal offer, combined with the employee Intellectual Property assignment, which together specify the terms and conditions required of all our employees. When signed and accepted by you, they shall serve as our binding employment agreement. Your employment, as with all employees at Neah Power, per State law, is on an at will basis.

We offer you a position as Controller, reporting to Chris D’Couto, with an effective starting date of April 21, 2008 and an annual base salary of $130,000 per year. An annual bonus plan is currently being developed that will allow you the opportunity to receive up to 20% of your annual salary based on successful accomplishment of a mix of personal and company objectives. These objectives will be defined within 60 days of your start date at the company. You will also be awarded 400,000 stock options pursuant to the Stock Option Agreement, subject to Neah Power Stock Option Plan as modified from time to time. Although subject to change, it is our current policy to distribute pay checks every other Friday. Thus, at your current rate of pay you should expect to receive regular paychecks having gross amounts of $5000.00.

Neah Power Systems recognizes the following paid holidays for full time employees: New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Friday following Thanksgiving Day, Christmas Eve and Christmas Day. In addition, employees are provided 2 floating holidays, to be used at their discretion with the same approval process as Paid Time Off.

Paid Time Off (PTO) is accrued from the following table:

Number of Years Employed	Accrual Hrs/Pay Period	Vacation	Sick	Floating	Non-sick total
0-1 years	3.08	80 (2 wks)	40- use or lose	16-use or lose	96
2-5 years	4.62	120 (3 wks)	40- use or lose	16- use or lose	136
5+ years	6.15	160 (4 wks)	40- use or lose	16- use or lose	176

Neah Power Systems, Inc.

As an exception to this, you will begin to accrue vacation at the 4.62 hrs/pay period (3 weeks per year) upon your hire and follow the normal PTO vesting schedule from there on. We would like you to note, payment for accrued and unused vacation will be made upon separation from Neah Power Systems, as required by applicable law.

You will be eligible to participate in Neah Power’s healthcare plan. This consists of Medical offered by Northwest Technologies Employee Benefits Program in conjunction with Premera Bluecross, Dental offered by Washington Dental Service and Vision offered by Vision Service Plan (VSP) . Neah Power covers 100% of the employee premium cost and 50% of dependents cost for the plan. You will be eligible to participate in the 401K plan when you join the company.

Neah Power provides all full-time employees with basic life insurance coverage, including AD&D, equal to fifteen thousand dollars ($15,000.00). The cost for this coverage is paid 100% by the Company.

If you have any questions whatsoever regarding any terms or conditions of your employment with us, please free to contact me directly so that I can address them. We look forward to having you become a member of our team, and we extend our best wishes for your success!

Sincerely,

/s/ Chris D’Couto

Chris D’Couto
CEO

I hereby acknowledge that I have carefully read this letter and agree to abide by its terms and conditions in consideration of my employment with Neah Power Systems, Inc.

/s/ Stephen M. Wilson	April 18, 2008
Signature	Date